Exhibit 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into on the 12th day of January, 2012 (the "Effective Date"), by and between FSP PHOENIX TOWER LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and PERMIAN MUD SERVICE, INC., a Texas corporation ("Tenant").

WITNESSETH:

WHEREAS, Peak Phoenix Tower, L.P., a Texas limited partnership ("Original Landlord"), and Tenant entered into that certain Lease Agreement dated as of April 28, 2005 (the "Original Lease") with respect to the lease of approximately 51,582 square feet of Net Rentable Area on Levels 27 and 28 (the "Original Leased Premises") in the office building known as Phoenix Tower in Houston, Texas (the "Building");

WHEREAS, Landlord is the successor in interest to Original Landlord;

WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease Agreement dated as of October 16, 2007 (the "First Amendment"), wherein the Original Leased Premises were expanded to include an additional 26,072 square feet of Net Rentable Area on Level 25 of the Building, for a total of 77,654 square feet of Net Rentable Area;

WHEREAS, Landlord and Tenant entered into that certain Second Amendment to Lease Agreement dated as of May 31, 2011 (the "Second Amendment"; the Original Lease, as amended by the First Amendment and as further amended by the Second Amendment, is herein called the "Lease"), wherein the Original Leased Premises were further expanded to include an additional 7,396 square feet of Net Rentable Area on Level 31 of the Building and an additional 9,748 square feet of Net Rentable Area on Level 29 of the Building, for a total of 94,798 square feet of Net Rentable Area (the Original Leased Premises, as expanded, are herein called the "Leased Premises"); and

WHEREAS, Landlord and Tenant now desire to amend the Lease to expand the Leased Premises and to modify certain other provisions of the Lease as set forth herein but not otherwise.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant, intending to be and being legally bound, do hereby agree as follows:

1.     Defined Terms. All capitalized terms used herein and not defined herein shall have the meaning set forth in the Lease.

2.     Expansion of Leased Premises.

(a)     Commencing on the Level 11 Expansion Date (defined below), the Leased Premises shall be automatically expanded to include approximately ten thousand one hundred thirty-one (10,131) square feet of Net Rentable Area on Level 11 of the Building, as shown on Exhibit A-1 attached hereto and made a part hereof (the "Level 11 Expansion Space").

(b)     Upon the Level 11 Expansion Date, the Leased Premises shall contain a total of one hundred four thousand nine hundred twenty-nine (104,929) square feet of Net Rentable Area. For the purposes of this Amendment, the term "Existing Premises" shall mean the Leased Premises excluding the Level 11 Expansion Space.

(c)     The Level 11 Expansion Space shall be added to and become part of the Leased Premises for all purposes of the Lease without any further action on behalf of Landlord or Tenant and shall be subject to all of the terms and conditions of the Lease applicable to the Leased Premises, including without limitation, Tenant's obligation to pay Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment in accordance with Article 3 of the Lease.

3.     Lease Term for Expansion Space.

(a)     The lease term for the Level 11 Expansion Space (the "Level 11 Expansion Term") shall commence upon the Level 11 Expansion Date and shall expire on February 28, 2018 (the "Expiration Date"), which is the date upon which the Lease expires as to the remainder of the Leased Premises pursuant to Paragraph 2 of the First Amendment. As used herein, the "Level 11 Expansion Date" shall be the earlier to occur of (i) the date upon which Substantial Completion (as defined in the Work Letter [defined below]) of the Level 11 Tenant Improvements (defined below) is achieved and (ii) April 1, 2012; provided, however, that Substantial Completion of the Level 11 Tenant Improvements will be subject to adjustment as set forth in the Work Letter.

4.     Rent.

(a)     Commencing on the Level 11 Expansion Date and continuing for the duration of the Level 11 Expansion Term, Tenant shall pay as the base rental (the "Level 11 Expansion Base Rental") for the lease and use of the Level 11 Expansion Space, a monthly amount equal to the one-twelfth (1/12) of the product of (x) the annual base rental rate identified below for the applicable period set forth below multiplied by (y) the number of square feet of Net Rentable Area comprising the Level 11 Expansion Space.

Period	Level 11 Expansion Base Rental Rate
Lease Months 1 through 49	$14.00
Lease Month 50 through the Expiration Date	$16.00

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(b)     In addition to the Level 11 Expansion Base Rental, as of the Level 11 Expansion Date, the Level 11 Expansion Space shall be added to the Leased Premises for the purposes of determining Tenant's Percentage Share of Estimated Basic Costs and Tenant's Basic Cost Adjustment and Tenant shall be obligated to pay Tenant's Basic Cost and Tenant's Basic Cost Adjustment with respect to the Level 11 Expansion Space in accordance with the provisions of the Lease. Notwithstanding the foregoing, Tenant shall continue to pay all Rent due under the Lease with respect to the Existing Premises, including without limitation, Base Rental, Tenant's Basic Cost, Tenant's Basic Cost Adjustment and Parking Rental, in accordance with the provisions of the Lease.

(c)     Notwithstanding anything to the contrary contained in this Amendment, provided an Event of Default has not occurred under the Lease, Level 11 Expansion Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment shall abate for the Level 11 Expansion Space from the Level 11 Expansion Date through and until the last day of the fourth (4th) Lease Month (as defined below) of the Level 11 Expansion Term. Commencing on the first (1st) day of the fifth (5th) Lease Month of the Level 11 Expansion Term (or any other earlier date upon which an Event of Default exists), such abatement shall cease and Tenant shall thereupon commence paying to Landlord the full amount of Level 11 Expansion Base Rental and Tenant's Basic Cost for the Level 11 Expansion Space without regard to the first sentence of this subsection (c). Notwithstanding the foregoing, Tenant shall be obligated to pay Parking Rental in accordance with the provisions of Section 6.15 of the Lease, as amended by Paragraph 7 below, during any such period of rental abatement.

(d)     If the Level 11 Expansion Date is other than the first day of a calendar month, then the installments of the Level 11 Expansion Base Rental and Base Rental Adjustment payable with respect to the Level 11 Expansion Space for such month shall be prorated and the installment or installments so prorated shall be paid in advance. Said installments for such prorated month or months shall be calculated by multiplying the equal monthly installment by a fraction, the numerator of which shall be the number of days of the Level 11 Expansion Term occurring during said commencement month and the denominator of which shall be the number of days in said month. If the Level 11 Expansion Date is other than the first (1st) day of a calendar year, the Base Rental Adjustment with respect to the Level 11 Expansion Space shall be prorated for such commencement year by multiplying the Base Rental Adjustment by a fraction, the numerator of which shall be the number of days of such Level 11 Expansion Term occurring during the commencement year and the denominator of which shall be the number of days in said year.

(e)     As used herein, the term (i) "Lease Month" means each of the twelve (12) one-month periods during a Lease Year with the first (1st) Lease Month commencing on the Level 11 Expansion Date and expiring on the day immediately preceding the same day of the next calendar month and with each subsequent Lease Month commencing upon the expiration of the prior Lease Month and expiring on the day immediately preceding the same day of the next calendar month and (ii) "Lease Year" means a period of one (1) year, with the first (1st) Lease Year commencing on the Level 11 Expansion Date and expiring on the day immediately preceding the first (1st) anniversary of the Level 11 Expansion Date and with each subsequent Lease Year commencing upon the expiration of the prior Lease Year.

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5.     Condition of Expansion Space and Tenant Improvements. Tenant has made a complete examination and inspection of the Level 11 Expansion Space and Existing Premises and accepts the same in their current condition, as-is condition, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the Level 11 Expansion Space or Existing Premises or to provide any allowances with respect thereto, except as provided in Paragraph 6 below. ADDITIONALLY, LANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE LEVEL 11 Expansion SPACE AND EXISTING PREMISES. ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

6.     Third Amendment Tenant Improvements. Tenant shall be permitted to make alterations, physical additions, or improvements in or to the Level 11 Expansion Space and the Existing Premises in accordance with the terms and conditions of this Paragraph 6. Any alterations, physical additions, or improvements in or to the Level 11 Expansion Space shall be referred to herein as the "Level 11 Tenant Improvements". The Level 11 Tenant Improvements and any alterations, physical additions, or improvements in or to the Existing Premises are herein referred to collectively as the "Third Amendment Tenant Improvements". The construction and completion of the Third Amendment Tenant Improvements and Landlord's provision of a tenant improvement allowances in connection therewith shall be governed by the terms and conditions of (a) Exhibit B-1 attached hereto (the "Work Letter") and (b) Exhibits B-2, B-3 and Schedule 1 attached to the First Amendment.

7.     Parking.

(a)     Commencing on the Level 11 Expansion Date, Section 6.15(a) of the Lease, as amended by Paragraph 5 of the First Amendment and as further amended by Section 7 of the Second Amendment, shall be amended to provide that, in addition to the Parking Permits provided therein, Landlord shall provide, and Tenant shall pay for and lease, permits to park up to twenty-eight (28) vehicles in the Garage on an unassigned basis (the "Third Amendment Unassigned Permits"). Prior to the Level 11 Expansion Date, Tenant shall notify Landlord in writing of the number of Third Amendment Unassigned Permits to which Tenant is entitled hereunder that Tenant intends to pay for and lease. If Tenant does not lease all of the Third Amendment Unassigned Permits to which Tenant is entitled hereunder on the Level 11 Expansion Date, then thereafter Tenant shall have the right to request in writing that Landlord lease to Tenant those Third Amendment Unassigned Permits to which Tenant is entitled under this Paragraph 7(a), but which Tenant had previously elected not to lease prior to the Level 11 Expansion Date, provided (i) in no event shall Tenant be entitled to lease more than the number of Third Amendment Unassigned Permits to which Tenant is entitled under this Paragraph 7(a), and (ii) Landlord shall have thirty (30) days following receipt of Tenant's written notice to provide such Third Amendment Unassigned Permits to Tenant. The Third Amendment Unassigned Permits shall be considered Unassigned Permits for all purposes under the Lease, including without limitation, Tenant's obligation to pay Parking Rental therefor in accordance with Section 6.15(b) of the Lease, as amended by Paragraph 5 of the First Amendment, Paragraph 7 of the Second Amendment and subparagraph (c) below.

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(b)     Notwithstanding anything to the contrary in the Lease or this Amendment, Landlord shall have the right to relocate up to four (4) of the Third Amendment Unassigned Permits leased pursuant to subparagraph (a) above to the Buffalo Speedway Garage upon thirty (30) days' written notice to Tenant, and the Parking Rental for such relocated Third Amendment Unassigned Permits shall be the-then prevailing market rate (as may be determined by Landlord from time to time in its sole discretion) for unassigned permits in comparable garages in metropolitan Houston, Texas.

(c)     Notwithstanding anything to the contrary in the Lease or this Amendment, commencing on the Level 11 Expansion Date and continuing through and until July 31, 2015, Tenant shall pay as Parking Rental for the Third Amendment Unassigned Permits only the sum of $24.03 per month (plus any applicable sales tax) for each of the Third Amendment Unassigned Permits to be issued by Landlord as herein provided. Commencing on August 1, 2015, the Parking Rental for such Third Amendment Unassigned Permits shall be at the rate of $45.00 per month (plus any applicable sales tax) for each of the Third Amendment Unassigned Permits to be issued by Landlord as provided in this Amendment.

8.     Right of Offer.

(a)     Landlord hereby grants to Tenant an ongoing Right of Offer (defined below) during the Initial Term to include under the Lease all or any portion of the office space on Level 10 or Level 11 of the Building, which is, at the time the Offer Notice (defined below) is delivered to Tenant, not otherwise a part of the Leased Premises (the "Offer Space") upon the terms and conditions set forth in this Paragraph 8 (the "Right of Offer"). Notwithstanding anything to the contrary contained in the Lease, the Right of Offer shall not apply, and Landlord shall not be obligated to comply with this Paragraph 8, if the RO Space Rental Commencement Date (defined below) for the Offer Space would occur later than twenty-four (24) months prior to the expiration of the Initial Term (unless Tenant has elected to extend the Term of the Lease by exercising the First Renewal Option pursuant to Section 7.1 of the Lease, as amended by Paragraph 6 of the First Amendment).

(b)     Notwithstanding anything to the contrary contained herein, Tenant's Right of Offer is and shall be subject and subordinate to any renewal rights, expansion rights, rights of refusal, rights of offer or similar rights or options (i) held by any tenant currently leasing space in the Building, or (ii) hereafter granted to any tenant leasing any space in the Building under a lease (and any extensions or renewals thereof or substitutions therefor) with respect to which (x) Tenant had the right (as Tenant received the Offer Notice [defined below] with respect thereto from Landlord) but did not timely exercise its Right of Offer, or (y) Tenant would have had the right to exercise the Right of Offer except for the existence of an Event of Default.

(c)     Subject to the provisions of subsections (a) and (b) above, from and after the date on which the tenant leasing all or any portion of the Offer Space gives notice to Landlord that it is vacating said space or any portion thereof, or upon expiration of the term of any lease on said space (and such tenant does not exercise a renewal option or enter into a new lease with respect to such space), or if Landlord otherwise becomes aware that such space is becoming available and if the Lease is then in full force and effect and an Event of Default under the Lease has not occurred (but in no event more than twelve (12) months prior to the date that Landlord expects the applicable Offer Space to become available), Landlord shall offer to Tenant in writing (the "Offer Notice") the right to include all (and not a portion) of said Offer Space which is becoming available (the "RO Space"), as a part of the Leased Premises under the Lease upon all of the terms and conditions of the Lease, except as otherwise set forth below (which notice shall contain the date upon which the RO Space is expected to be available, Landlord's determination of the Market Base Rental Rate for such space as of the date the RO Space is expected to be available and the term such space is available for lease by Tenant). Tenant shall exercise its Right of Offer (the "Offer Election"), as to all of the RO Space contained in the Offer Notice (and not just a portion), if at all, by written notice to Landlord within thirty (30) days after the Offer Notice is received by Tenant (the "Offer Election Period").

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Any time during the Offer Election Period prior to Landlord's receipt of the Offer Election, Landlord may have discussions with other prospective tenants with respect to the RO Space. In the event Tenant (i) would have had the right to exercise the Right of Offer except for the existence of an Event of Default, (ii) does not exercise such Right of Offer prior to the expiration of the Offer Election Period, or (iii) fails to deliver notice of the Offer Election as provided above, Tenant shall be deemed to have not exercised the Right of Offer, the Right of Offer shall expire and thereafter be of no further force or effect and Landlord shall be free to lease such space or any portion thereof to any person or entity without regard to Tenant's rights under this Paragraph 8. If Tenant gives notice of its election to exercise a Right of Offer but at any time at or after such election and prior to the addition of such space to the Leased Premises, an Event of Default on the part of Tenant has occurred, Landlord, at its sole option during the continuance of such Event of Default, may terminate Tenant's Offer Election and the Right of Offer in respect of the subject Offer Notice shall expire and thereafter not be exercisable by Tenant and Landlord shall be free to lease such space or any portion thereof to any person or entity without regard to Tenant's rights under this Paragraph 8.

(d)     The RO Space leased by Tenant pursuant to this Paragraph 8 shall be leased on and subject to the following terms and conditions:

(i)     Subject to the provisions of clause (ii) below, the Base Rental Rate for any RO Space leased pursuant to the exercise of a Right of Offer shall be the Market Base Rental Rate determined as of the date that such RO Space is made available to Tenant.

(ii)     The term of the Lease shall expire for the RO Space upon the expiration of the Term for the Existing Premises (the "RO Space Term") unless a shorter term is specified in the Offer Notice. In no event shall the Lease continue in force and effect as to any RO Space beyond the termination of the Lease as to the Existing Premises.

(iii)     Any space for which Tenant elects to exercise its Right of Offer under this Paragraph 8 shall become part of the Leased Premises (but shall not be deemed a part of the defined term Initial Leased Premises for purposes of the Lease), and except to the extent expressly provided to the contrary in this Paragraph 8, shall be subject to the terms of the Lease applicable thereto, without modification, and the Term shall commence for such RO Space on delivery of said space to Tenant in an "as is" broom clean condition (the "RO Space Rental Commencement Date"). Landlord shall not be obligated to make any improvements thereto and Tenant shall not be entitled to any construction, buildout or other allowance with respect thereto.

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(e)     Upon the exercise of any Right of Offer pursuant to the terms hereof, Tenant and Landlord shall execute an amendment to the Lease in form mutually agreed to by Landlord and Tenant, each acting reasonably, which amendment shall delineate and describe the portions of the floor added to the Lease thereby and otherwise appropriately memorialize the Offer Election.

(f)     Tenant may not assign a Right of Offer and no sublessee or assignee of Tenant may exercise a Right of Offer except as expressly provided for under Section 5.4(d) of the Lease. If Tenant subleases thirty percent (30%) or more of the Leased Premises pursuant to the provisions of Section 5.4 of the Lease, the Right of Offer shall automatically terminate and be of no further force or effect.

(g)     Landlord shall not be liable for failure to give possession of any RO Space by reason of any holding over or retention of possession by any previous tenants or occupants of same, nor shall such failure impair the validity of the Lease (however, in the event of any such holding over, the Term shall not commence as to the applicable RO Space until the RO Space Rental Commencement Date). However, Landlord does agree to use reasonable diligence to deliver possession of the applicable RO Space in accordance with the provisions of this Paragraph 8.

9.     Right of Refusal.

(a)     Landlord hereby grants to Tenant an ongoing right of refusal (the "Right of Refusal") during the Term to include under the Lease all or any portion of the space which consists of the entirety of Level 10 of the Building not already a part of the Leased Premises at the time of such election (the "Level 10 Expansion Space"), subject to and upon the terms and conditions set forth in this Paragraph 9. Notwithstanding anything to the contrary contained in the Lease, the Right of Refusal shall not apply to, and Landlord shall not be obligated to comply with this Paragraph 9 with respect to, any Level 10 Expansion Space for which the Refusal Space Rental Commencement Date (defined below) would occur later than twenty-four (24) months prior to the expiration of the Initial Term or the First Renewal Term, as applicable (unless Tenant has elected to extend the Term of the Lease by exercising the First Renewal Option or the Second Renewal Option, as applicable, pursuant to Section 7.1 of the Lease, as amended by Paragraph 6 of the First Amendment).

(b)     Notwithstanding anything to the contrary contained herein, Tenant's Right of Refusal is and shall be subject and subordinate to any renewal rights, expansion rights, rights of refusal, rights of offer or similar rights or options (i) now held by any tenant occupying space in the Building, or (ii) hereafter granted to any tenant occupying any space in the Building under a lease (and any extensions or renewals thereof or substitutions therefor) with respect to which (x) Tenant had the right (as Tenant received the Refusal Notice [defined below] with respect thereto from Landlord) but did not timely exercise its Right of Refusal, or (y) Tenant would have had the right to exercise the Right of Refusal except for the existence of an Event of Default (the "Superior Rights").

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(c)     Subject to the provisions of subsections (a) and (b) above, if at any time during the Term (i) (A) Landlord has received a bona fide offer from another prospective new tenant desirous of leasing all or any portion of the Level 10 Expansion Space which Landlord is willing and intends to accept, or (B) Landlord makes a bona fide proposal to another prospective new tenant for the lease of all or a portion of the Level 10 Expansion Space (the applicable offer hereinafter the "Offer"), and the Lease is then in full force and effect and an Event of Default is not then in existence under the Lease, then Landlord shall offer to Tenant in writing (the "Refusal Notice") the right to include all (and not a portion) of that portion of the Level 10 Expansion Space subject to the applicable Offer (such portion of the Level 10 Expansion Space subject to the applicable Offer, hereinafter the "Refusal Space") as a part of the Leased Premises under the Lease upon all of the terms and conditions of the Lease, except as otherwise set forth below. The Refusal Notice shall identify the Refusal Space, the term the Refusal Space is available for lease by Tenant, the date upon which the Refusal Space is expected to be delivered, the Market Base Rental Rate for such Refusal Space as of the date the Refusal Space is scheduled to be delivered to Tenant and whether parking rental is payable with respect to any parking permits contained in such Offer. Tenant shall exercise its Right of Refusal (the "Election"), if at all, provided an Event of Default is not then in existence, by delivering written notice to Landlord within ten (10) Business Days after the date the Refusal Notice is received by Tenant (the "Refusal Election Period").

At any time during the Refusal Election Period and prior to Landlord's receipt of the Election, Landlord may have discussions with other prospective tenants with respect to the Refusal Space. The Right of Refusal with respect to each portion of the Level 10 Expansion Space is a continuing right; however, if Tenant does not exercise such Right of Refusal prior to the expiration of the Refusal Election Period, or fails to deliver written notice of the Election as provided above, Tenant shall be deemed to have not exercised the Right of Refusal as to the applicable Refusal Space and Landlord may thereafter lease all of the applicable Refusal Space to any tenant without regard to Tenant's rights under this Paragraph 9. Notwithstanding the foregoing, if Tenant does not exercise, or is deemed not to have exercised, the Right of Refusal prior to the expiration of the Refusal Election Period and subsequently Landlord does not lease the applicable Refusal Space within six (6) months after the expiration of such Refusal Election Period, Landlord shall again comply with this Paragraph 9 prior to entering into a lease for the Refusal Space with another tenant. Notwithstanding the foregoing, the provisions of the Right of Refusal shall continue to be in effect as to the portion, if any, of the then-existing Level 10 Expansion Space not covered by the Offer (subject to the other provisions hereof). If such Refusal Space is leased to a tenant and, thereafter during the Term, such tenant does not renew or extend its lease or enter into a new lease and such space is again available and subject to an Offer, Tenant's Right of Refusal shall be applicable thereto subject to the provisions of subsections (a) and (b) and this subsection (c). If Tenant timely gives notice of its Election but at any time at or after such Election and prior to the addition of such space to the Leased Premises, an Event of Default has occurred, Landlord, at its sole option during the continuance of such Event of Default, may terminate Tenant's Election and the Right of Refusal with respect to the Refusal Space shall expire and thereafter the Right of Refusal shall not be exercisable by Tenant as to such Refusal Space, and Landlord shall be free to lease such Refusal Space or any portion thereof without restriction pursuant to this Paragraph 9.

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(d)     The Refusal Space leased by Tenant pursuant to this Paragraph 9 shall be leased on and subject to the following terms and conditions:

(i)     The Base Rental Rate for such Refusal Space shall be the Market Base Rental Rate contained in the Refusal Notice, provided that during a Renewal Term (if Tenant exercises the Renewal Option in accordance with Section 7.1 of the Lease), occurring after the date the Refusal Space is added to the Leased Premises, that the Base Rental Rate during the Renewal Term shall be determined in accordance with Section 7.1. Tenant shall be obligated to pay Tenant's Basic Cost and Basic Cost Adjustment as to the Refusal Space leased by Tenant in accordance with Article III of the Lease.

(ii)     Any space for which Tenant elects to exercise its Right of Refusal under this Paragraph 9 shall become part of the Leased Premises (but not the Initial Leased Premises) and, except to the extent expressly provided to the contrary in this Paragraph 9 (including, without limitation, this subsection (d)), shall be subject to the terms of the Lease applicable thereto, without modification, and the term of the Lease shall commence for such Refusal Space upon the date such space is delivered to Tenant in an "as is" broom clean condition (the "Refusal Space Rental Commencement Date"). Landlord shall not be obligated to make any improvements to the Refusal Space and Tenant shall not be entitled to any construction, buildout or other allowance with respect thereto.

(iii)     The term of the Lease shall expire for the Refusal Space upon the expiration of the Term for the Existing Premises, unless as the result of Superior Rights such space is not available to be leased to Tenant through the expiration of the Term for the Existing Premises (in which event such shorter term specified in the Refusal Notice shall apply to the Refusal Space). In no event shall the Lease continue in force and effect as to the Refusal Space beyond the termination of the Lease as to the Existing Premises.

(e)     Upon the exercise of any Right of Refusal pursuant to the terms hereof, Tenant and Landlord shall execute an amendment to the Lease in a form mutually agreed to by Landlord and Tenant, each acting reasonably, which amendment shall delineate and describe the portions of the space added to the Lease thereby and otherwise appropriately memorialize the Election.

(f)     Notwithstanding anything to the contrary contained in the Lease, Tenant may not assign a Right of Refusal and no sublessee or assignee of Tenant may exercise a Right of Refusal, in either event except as provided for under Section 5.4(d) of the Lease. If Tenant subleases thirty percent (30%) or more of the Leased Premises pursuant to the provisions of Section 5.4 of the Lease, the Right of Refusal shall automatically terminate and be of no further force or effect.

(g)     Landlord shall not be liable for failure to give possession of any Refusal Space by reason of any holding over or retention of possession by any previous tenants or occupants of same, nor shall such failure impair the validity of the Lease. However, Landlord does agree to use reasonable diligence to deliver possession of the applicable Refusal Space in accordance with the provisions of this Paragraph 9.

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10.     Brokerage Commissions. Tenant represents to Landlord that it has dealt with no brokers or intermediaries entitled to any compensation in connection with this Amendment except for Avison Young ("Tenant's Broker"). Landlord will pay the fees of Tenant's Broker under a separate agreement between Landlord and Tenant's Broker; provided, however, that Tenant's Broker has agreed it shall be paid any such fee or commission resulting from this Amendment pursuant to a separate agreement between Landlord and Tenant's Broker. Tenant agrees to indemnify, defend, and hold harmless Landlord from and against any claims and expenses (including reasonable attorneys' fees) incurred as a result of any broker, agent or third party claiming by, through or under Tenant, except for claims of Tenant's Broker under its agreement with Landlord.

11.     Full Force and Effect. In the event any of the terms of the Lease conflict with the terms of this Amendment, the terms of this Amendment shall control. Except as amended hereby, all terms and conditions of the Lease shall remain in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease as amended hereby. The Lease, as amended herein, constitutes the entire agreement between the parties hereto and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant. All references in the Lease to "this Lease" shall refer to the Lease as amended hereby.

12.     Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

[END OF PAGE; SIGNATURE PAGE FOLLOWS.]

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EXECUTED as of the Effective Date set forth above.

LANDLORD:

FSP Phoenix Tower Limited Partnership,

a Texas limited partnership

By:       FSP Property Management LLC,

a Massachusetts limited liability company,

its asset manager

By:       /s/ Leo H. Daley, Jr.

Leo H. Daley, Jr.

Its: Vice President--Regional Director

TENANT:

PERMIAN MUD SERVICE, INC.,

a Texas corporation

By:        /s/ Christopher B. Johnson

Name:   Christopher B. Johnson

Title:      Vice President

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EXHIBIT A-1

LEVEL 11 EXPANSION SPACE

A-1-1

EXHIBIT B-1

TENANT IMPROVEMENTS WORK SCHEDULE

The provisions of this Exhibit B-1 shall apply to any and all alterations or physical additions to the Leased Premises (including the Level 11 Expansion Space and the Existing Premises). All alterations and physical additions to the Leased Premises (including the Level 11 Expansion Space and the Existing Premises) shall be done at Tenant's sole cost and expense, except as specifically provided in Article IV of this Exhibit B-1. The Third Amendment Tenant Improvements must include the Building Standard Improvements. "Building Standard" shall mean such materials and improvements as are currently being used by Landlord in the base Building and the Building Standard Improvements (as defined in Exhibit B-2 attached to the First Amendment), or materials of comparable quality as may be substituted therefor by Landlord. Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease, as amended by this Amendment.

Article I

Landlord and Tenant Pre-Construction Obligations

1.	Tenant Space Plan. If Tenant desires to undertake any Third Amendment Tenant Improvements, Tenant will deliver to Landlord a detailed space plan containing the information described in Article V of this Exhibit B-1, together with other relevant information and written instructions relating thereto (said space plan and other information and instructions being herein called the "Tenant Space Plan"), no later than fourteen (14) days after the Effective Date of this Amendment.
2.	Landlord Review. Landlord will review the Tenant Space Plan to confirm that the Third Amendment Tenant Improvements contemplated thereby (i) conform with or exceed the standards of the Project and the requirements listed in Article V of this Exhibit B-1, and (ii) will not impair the structural, mechanical, electrical or plumbing integrity of the Project. Landlord shall either approve or disapprove the Tenant Space Plan within fifteen (15) days after the date Landlord receives the Tenant Space Plan. If Landlord does not approve the Tenant Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval within ten (10) days after the date Tenant receives Landlord's disapproval notice. The approval and revision process for the revised Tenant Space Plan shall be the same as described in the previous two sentences.
3.	Tenant Working Drawings. After the Tenant Space Plan has been approved by Landlord, Tenant shall cause working drawings (the "Tenant Working Drawings") of the applicable Third Amendment Tenant Improvements to be prepared and shall deliver the same to Landlord for its approval within ten (10) days after the date of Landlord's approval of the Tenant Space Plan. The Tenant Working Drawings shall consist of complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans for the Third Amendment Tenant Improvements. The Tenant Working Drawings shall be substantially consistent with the Tenant Space Plan without any material changes. The Tenant Working Drawings shall be prepared at Tenant's expense by architects and engineers selected by Tenant and approved by Landlord. The approval process for the Tenant Working Drawings shall be identical to the approval process for the Tenant Space Plan described in Paragraph 2 of this Article I.

B-1-1

Article II

Selection of a Contractor and

Construction of Third Amendment Tenant Improvements

1.	Construction Contract. Tenant shall promptly submit the approved Tenant Working Drawings to Landlord's contractor (the "Building Contractor"). Landlord agrees to assist Tenant in its negotiation with the Building Contractor, but in any event Tenant shall enter into a contract with the Building Contractor within five (5) days after the date Tenant receives a bid proposal from the Building Contractor. Tenant agrees to notify Landlord promptly thereafter.
2.	Construction Coordination. Landlord shall supervise and manage construction and completion of the Third Amendment Tenant Improvements by the Building Contractor in accordance with the Tenant Working Drawings; provided, however, Landlord shall not be required to install any portion of the Third Amendment Tenant Improvements which does not conform to any applicable regulations, laws, ordinances, codes or rules. Such conformity shall be the obligation of Tenant.
3.	Construction Management Fee; Payment of Landlord. Tenant shall be responsible for paying to Landlord a construction management fee equal to three percent (3%) of the cost of the Third Amendment Tenant Improvements. Tenant shall pay to Landlord all amounts payable by Tenant pursuant to this Exhibit B-1 within ten (10) days after billing by Landlord. Statements or invoices may be rendered by Landlord during the progress of the Third Amendment Tenant Improvements so as to enable Tenant to pay the Building Contractor, subject to the terms of Article IV of this Exhibit B-1, without advancing Landlord's funds to pay the cost of the Third Amendment Tenant Improvements.
4.	Default. The failure by Tenant to comply with the provisions of Paragraph 3 of this Article II shall constitute a default by Tenant under the terms of Section 6.8 of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease.
5.	Change Orders. Tenant may authorize changes in the applicable Third Amendment Tenant Improvements; provided that any changes must meet the criteria set forth in Article I of this Exhibit B-1. Tenant shall also be responsible for any delays or additional costs caused by such change orders.

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6.	As-Built Plans and Certificate of Occupancy. Upon completion of the applicable Third Amendment Tenant Improvements, Tenant shall deliver to Landlord a copy of the as-built plans and specifications for the applicable Third Amendment Tenant Improvements in both electronic and hard copy format, and (if required pursuant to applicable laws, codes, rules and regulations) a permanent, unconditional certificate of occupancy issued by the City of Houston with respect to the applicable Third Amendment Tenant Improvements, within thirty (30) days of completing the same. Upon receipt, Landlord will transfer such plans to Landlord's master plans at a cost to be borne by Tenant.

Article III

Commencement Date

1.	Commencement Date. Substantial Completion of the Level 11 Expansion Space will be (1) accelerated by the number of days completion of the applicable Third Amendment Tenant Improvements was delayed due to Tenant Delay (defined below) and (2) delayed by the number of days completion of the applicable Third Amendment Tenant Improvements was delayed due to Landlord Delay (defined below).
2.	Substantial Completion. "Substantial Completion" shall mean the day on which the applicable Third Amendment Tenant Improvements have been completed in accordance with the Tenant Working Drawings so that Tenant may receive the beneficial use of the Level 11 Expansion Space (i.e., when Tenant may use the Level 11 Expansion Space for its intended purpose), subject to a punch list of non-material items that can be completed within thirty (30) days, all as determined by Landlord in its reasonable judgment.
3.	Tenant Delay. "Tenant Delay" means (i) delays caused by Tenant's failure to act or respond in a timely manner as required by Articles I and II of this Exhibit B-1, (ii) delays caused by Tenant's change orders, (iii) delays caused by Tenant using materials, labor, installation methods or an architectural design that Landlord has identified in writing to Tenant on or before the date Tenant entered into a contract with the Building Contractor as having a reasonable probability of delaying the completion of applicable Third Amendment Tenant Improvements due to limited supplies or suppliers, length of time to be fabricated or manufactured and delivered or installed, existing or impending labor problems or other foreseeable circumstances, and (iv) all other delays caused by Tenant that delay the Building Contractor's completion of the applicable Third Amendment Tenant Improvements.
4.	Landlord Delay. "Landlord Delay" means (i) delays caused by Landlord's failure to act or respond in a timely manner as required by Articles I and II of this Exhibit B-1 and (ii) the number of days by which the Delivery Date (defined below) exceeds the Expected Delivery Date (defined below) with respect to the Level 11 Expansion Space.

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5.	Delivery Date. As used herein, (i) the "Delivery Date" shall mean the day on which the Level 11 Expansion Space is delivered to Tenant in the condition required by Paragraph 5 of this Amendment and (ii) the "Expected Delivery Date" shall mean the later to occur of (x) January 16, 2012, or (y) the Effective Date.

Article IV

Monetary Matters

1.	Landlord's Contribution. Tenant shall be responsible for all costs and expenses incurred in connection with the Third Amendment Tenant Improvements, including those costs and expenses associated with the preparation of architectural and engineering plans. However, Landlord shall pay an amount equal to Twenty-seven and No/100 Dollars ($27.00) per square foot of Net Rentable Area contained in the Level 11 Expansion Space only ("Landlord's Contribution") for the costs of the Third Amendment Tenant Improvements (including, without limitation, the costs incurred in connection with alterations, physical additions, or improvements in or to the Level 11 Expansion Space and the Existing Premises), including relocation costs, leasehold improvements, architectural fees, permitting costs, telephone and data cabling and/or construction management fees, in accordance with the provisions of this Article IV; provided that, Tenant shall not have the right to use Landlord's Contribution for furniture, fixtures or equipment. In addition to the Landlord's Contribution, Landlord shall pay an amount equal to Ten Cents ($0.10) per square foot of Net Rentable Area contained in the Level 11 Expansion Space only ("Landlord's Additional Contribution") for the reimbursement of costs associated with test fitting the Level 11 Expansion Space. In no event shall the Net Rentable Area of the Existing Premises be included in the total Net Rentable Area used for purposes of calculating Landlord's Contribution and Landlord's Additional Contribution.
2.	Payment of Building Contractor. Landlord shall pay to the Building Contractor the Landlord's Contribution as it becomes due. Once the Landlord's Contribution has been paid in full by Landlord, Tenant shall pay all remaining costs and expenses incurred in connection with the applicable Third Amendment Tenant Improvements.
3.	Unpaid Amounts. If any portion of Landlord's Contribution remains unpaid after the Third Amendment Tenant Improvements are completed, such unpaid amount not to exceed $5.00 per square foot of Net Rentable Area of the Level 11 Expansion Space may be applied against Tenant's next occurring obligation to pay Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment. Notwithstanding the foregoing, in no event shall Landlord be obligated to (i) apply any unpaid amount of the Landlord's Contribution in excess of $5.00 per square foot of Net Rentable Area of the Level 11 Expansion Space or (b) honor a request from Tenant for the application of any amounts of the Landlord's Contribution received more than one (1) year after the Level 11 Expansion Date.

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Article IV

Minimum Information Required of Tenant Space Plan

Tenant shall provide to Landlord a Tenant Space Plan that contains architectural, mechanical, electrical and plumbing plans prepared and stamped by a licensed architect or engineer, as the case may be, indicating:

1.	Location and type of all partitions.
2.	Location and types of all doors indicating hardware and providing a keying schedule.
3.	Location and type of glass partitions, windows, doors, and framing.
4.	Location of telephone equipment room accompanied by a signed approval of the telephone company.
5.	Critical dimensions necessary for construction.
6.	Location, circuit number and specifications of all electrical devices, outlets, switches, telephone outlets, etc.
7.	Location and type of all lighting and access control systems.
8.	Location and type of equipment that will require special electrical requirements. Provide manufacturers' specifications for use and operation.
9.	An electrical load analysis for all electrical services.
10.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.
11.	Location, type and specifications of the HVAC distribution systems and controls.
12.	Requirements for special air conditioning or ventilation, including equipment placement, specifications and calculations provided by a professional engineer to confirm existing building conditions will not be adversely affected by the addition of any proposed equipment.
13.	Type and color of floor covering.
14.	Location, type and color of wall covering.
15.	Location, type and color of paint and/or finishes.
16.	Location and type of plumbing, including special sprinklering requirements.
17.	Location and type of kitchen equipment.
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Details Showing:

1.	All millwork with verified dimensions and dimensions of all equipment to be built-in.
2.	Corridor entrances.
3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the Tenant Space Plan, the Building architect will design, at Tenant's expense, all support or bracing required.

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